Exhibit 10.65

NALCO HOLDING COMPANY AND ITS SUBSIDIARIES

2009 PRODUCTIVITY SUCCESS PAYMENTS PROGRAM

A.	Purpose

The purpose of the Nalco Holding Company 2009 Productivity Success Payments Program (“the Program” or “the Plan”) is to reward employees of Nalco Holding Company and certain of its subsidiaries (collectively “the Company”) if the Company is able to achieve its targeted productivity gains during 2009.

B.	Plan Year

The Program is a one-year plan. The term of the Program year is on a calendar basis beginning on January 1st 2009 and ending on December 31st 2009.

C.	Effective Date and Termination

This Program was approved by the Nalco Holding Company Compensation Committee (“the Committee”) substantially in the form set forth herein on January 22, 2009, and as amended, will become effective retroactively to January 1, 2009, or such other date as may be required to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986 as amended (“the Code”).

D.	Administration of the Program

The Program will be administered by the Committee in accordance with guidelines included in this document. The Committee will have sole discretionary authority to interpret and implement the Program, and its determinations shall be final. Notwithstanding the foregoing, to the extent that the Committee is not comprised solely of members who are “outside directors” within the meaning of Section 162(m) of the Code, the Program shall be administered by a subcommittee of the Committee comprised of outside directors (within the meaning of Code Section 162(m) and, in such event, references in this Program to the Committee shall be deemed to refer to such subcommittee of the Committee. All awards, individually and collectively, are subject to the discretion of the Committee. Subject to the restrictions imposed by Code Section 162(m) the Committee has the full authority to (1) vary, withhold, grant, or reinstate awards; (2) to vary or eliminate performance goals, targets, and metrics; and (3) to determine, calculate, and vary performance assessments. The Committee shall provide how any performance goals, targets and metrics shall be adjusted to the extent necessary to prevent dilution or enlargement of any award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction; provided, however, that no such adjustment will be made to the award of a “Covered Employee” (within the meaning of Section 162(m) of the Code), if the effect of such adjustment would cause the award to fail to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code.

If an error is made in calculating the amount of an award, the Committee reserves the right to correct the award and to request the repayment of any such award which was paid and or to offset the amount of any such award from any severance pay which the Company may wish to pay.

The Committee, in its discretion, has delegated certain authorities for the administration of the Program to the Chief Executive Officer and Head of Human Resources of the Company in this Plan document, and the Committee may delegate to the Chief Executive Officer and Head of Human Resources of the Company the authority, subject to the terms and conditions as the Committee shall determine to grant and administer awards to participants who are not Covered Employees.

E.	Eligibility

All employees of the Company during 2009, except those employees covered by statutorily required compensation increases or those employees designated by the Chief Executive Officer or Head of Human Resources, are included in the Program. This includes full-time and part-time employees. The Committee may extend awards hereunder in an amount to be determined by the Committee in its sole discretion, to employees covered by statutorily required compensation increases if such required compensation increases are less than the award such employees would have earned under this Program. There will be two Performance Periods during the year. The first performance period will be January 1, 2009 – June 30, 2009. The second performance period will by July 1, 2009 – December 31, 2009. Employees who are on short term disability or who return from long term disability during a performance period will be eligible for an award for that performance period. In order to be eligible for an award under this Program, the employee must remain employed by Nalco on the last date of the Performance Period for which such award was earned. The Committee may, in its discretion, also provide awards, on a pro-rata basis, for the relevant Performance Period to employees whose positions were eliminated during such Performance Period due to closure of the Chagrin Falls and Hopewell plants. Temporary employees, contract employees and employees on long term disability are not included in the Program. New employees who are hired by the Company during 2009 will be eligible to participate in the Program on a pro-rata basis, subject to the discretion of the Committee, Chief Executive Officer or Head of Human Resources. The amount of the award paid to employees hired during 2009 will be prorated based on the number of months employed during the year.

F.	Target Awards

The Committee will assign a target awards under the Program as a percentage of the participant’s base salary; these targets will be country specific (information for payment percentages in each country will be maintained by the HR country manager for that country). Everyone within a country will have the same target award, without regard to title or rank. The award will be based on annual base salary as of December 31, 2008. Where applicable, in certain countries, base salary includes 13th, 14th and 15 th month salary and other payments considered by custom as fixed earnings for the purpose of calculating awards. For non-exempt U.S. employees, the award will be based on year-to-date wages through June 30, 2009 (base salary plus overtime). Base salary includes any direct salary paid in U.S. dollars by the Company, but does not include vacation bonuses, pay in lieu of vacations, assignment allowances, or any other regular, variable or incentive compensation paid by Nalco. The award actually earned may range from zero to 150% of the target award depending on the degree to which the specified productivity performance goals are achieved by the Company. Total awards under the Program will be reviewed by the Committee, and the Committee has the discretion to vary the Program, including an increase or reduction in the amount of the participant’s available award (including a reduction to zero), based on any subjective or objective factors that it determines to be appropriate in its sole discretion; provided, however, in the case of a Covered Employee, the Committee, the Chief Executive Officer or the Head of Human Resources may reduce (including a reduction to zero), but may not increase the amount of an available award or waive the achievement of the applicable performance goals.

G.	Award Levels

Awards earned between target points are based on interpolation of the data. Notwithstanding any provision of the Program or an award agreement to the contrary, in no event may an award earned by a Covered Employee under this Program exceed $750,000 dollars.

H.	Form and Timing of Payment

As described in Exhibit A, a productivity performance goal has been set for the first six months of 2009 (the “First Half Goal”), a productivity performance goal has been set for the second six months of 2009 (the “Second Half Goal”) and an alternative productivity performance goal has been set for the full year in the event that the First Half Goal is not attained (the “Alternative Annual Goal”). After the end of the first six months of 2009, and after the end of the second six months of 2009, the Chief Executive Officer and Head of Human Resources shall determine whether and to what extent the First Half Goal, Second Half Goal and Alternative Annual Goal have been attained. If the First Half Goal is determined to have been met, payment of the awards (the “Success Payments”) are anticipated to be paid in August 2009 (but in no event later than September 10, 2009, in the U.S.). If the Second Half Goal is determined to have been met, the Success Payments are anticipated to be paid in February 2009 (but in no event later than March 10, 2010, in the U.S.). If the First Half Goal is not met, but the Alternative Annual Goal is determined to have been met, the Success Payments are anticipated to be paid in February 2009 (but in no event later than March 10, 2010).

The Committee may withhold or may require payment of any amount it may deem necessary to withhold for federal, state, local or other taxes as a result of the payment or grant of a Success Payment. The Success Payment shall constitute a one-time special incentive and shall not be construed as an increase to base salary or wages.

I.	Changes in Positions and Circumstances

The amount of any award paid will be prorated based on the number of months employed during the year.

J.	No Employment Guarantees

The payment of an award to an employee under this Program does not guarantee the employee future employment by the Company nor future participation in the Program. Employees’ rights under the Program are not assignable.

K.	Program Changes

The Program is not intended to and does not confer any contractual rights on participants. The Program may be changed, modified, suspended, amended or discontinued at any time by the Committee, in its sole discretion, without prior notice.

L.	Other Benefit Plans.

All Success Payments or awards hereunder shall constitute a special incentive payment to the participant and shall not be taken into account in computing the amount of salary or compensation of the participant for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the participant, unless such plan or agreement specifically provides otherwise, or unless required by law.

M.	Calculation of Awards

An example of the calculation of Success Payments under the Program is set forth in Exhibit A to this Program document.

2009 PRODUCTIVITY SUCCESS PAYMENTS PROGRAM

Exhibit A

Productivity Improvement Amounts shall be as determined by the Committee, Chief Executive Officer or Head of HR and represent earned improvements to cost structure or savings that improve the profitability of the Company.

Award Example

(Example country with an annual award opportunity of 4% of base salary as target)

January – June 2009				July – December 2009
	Productivity Improvement First Half Goal	% payout of base salary	+		Productivity Improvement Second Half Goal	% payout of base salary	=	Total “Success Payment” first half plus second half

Threshold	>$34M but < $60M	1%		Threshold	>$51M but less than $90M	1%

Target	>$60M but less than $86M	2%		Target	>$90M but less than $129M	2%

Maximum	$86M and above	3%		Maximum	$129M and above	3%

OR IF FIRST HALF

GOAL IS NOT ATTAINED

January – December 2009
	Productivity Improvement Alternative Annual Goal	% payout of base salary

Threshold	>$85M but less than $150M	2%

Target	> $150M but less than $215M	4%

Maximum	$215M and above	6%